SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated and
 related entities (collectively,
"Federated") and various
Federated-sponsored mutual funds
 (Funds) have been named as
 defendants in several class
 action
lawsuits now pending in the
United States District Court
for the District of Maryland.
 The lawsuits were
purportedly filed on behalf
 of people who purchased,
owned and/or redeemed shares
of certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
 including market timing and
late trading in
concert with certain
institutional traders, which
 allegedly caused financial
 injury to the mutual fund
shareholders. Federated
without admitting the validity
 of any claim has reached a
preliminary settlement
with the Plaintiffs in these
 cases. Any settlement would
have to be approved by the Court.
     Federated entities have
also been named as defendants
 in several additional lawsuits
 that are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive
advisory fees involving one of
 the Funds.
     The Board of the Funds
 retained the law firm of
 Dickstein Shapiro LLP to
represent the Funds in
each of the lawsuits described
in the preceding two paragraphs.
 Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
 none of the Funds remains a
defendant in
any of the lawsuits. Additional
 lawsuits based upon similar
allegations may be filed in
the future. The
potential impact of these lawsuits,
 all of which seek monetary
damages, attorneys' fees and expenses,
and future potential similar
 suits is uncertain. Although
 we do not believe that these
 lawsuits will have a
material adverse effect on the
 Funds, there can be no
assurance that these suits,
ongoing adverse
publicity and/or other developments
 resulting from the allegations
in these matters will not result in
increased redemptions, or reduced
 sales of shares of the Funds or
 other adverse consequences for the
Funds.





Current as of:  8/18/94